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Exhibit 99.1

WEIGHT WATCHERS COMPLETES ACQUISITION OF FRANCHISES

        Woodbury, NY, April 1, 2003—Weight Watchers International, Inc. (NYSE: WTW) today announced that it has completed the acquisition of eight Weight Watchers franchises previously owned and operated by The WW Group, Inc., and plans to close the acquisition of The WW Group franchise in Mexico subject to the completion of appropriate due diligence. The acquired operations had annual attendances of over 5 million in calendar 2002 at meetings held in twelve states in the Northeastern and Central United States. With this acquisition, Company-owned operations will now account for over 70% of all U.S. classroom attendances.

        In calendar 2002, the acquired franchises generated annual revenue of approximately $76 million and operating earnings (adjusted for non-recurring expenses but before integration and other incremental costs) of approximately $24 million. The purchase price for the nine franchises is $181.5 million and was funded with cash and additional borrowings of $85 million under the Company's senior loan facility.

        "We consider ourselves very fortunate to be able to purchase these fine organizations from our longtime franchisee and friend, Florine Mark," said Weight Watchers President and Chief Executive Officer Linda Huett. "These businesses have consistently provided members with a high degree of service and owning them will significantly expand our geographical footprint."

        "We know that Weight Watchers International will continue to provide the very finest service to those seeking help with their weight in the acquired areas," said Florine Mark, President, The WW Group, Inc. Ms. Mark and The WW Group will continue to operate Weight Watchers meetings in portions of Michigan, where she started her first Weight Watchers franchise in 1966, as well as in portions of Canada."

About Weight Watchers International, Inc.

        Weight Watchers International, Inc. is the world's leading provider of weight loss services, operating in 30 countries through a network of company-owned and franchise operations. Weight Watchers holds over 44,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

Forward-Looking Statements:

        This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC's EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the company's website at http://www.weightwatchers.com).

Contact Information:

  Investors:
  Brainerd Communicators, Inc.
  John Buckley
  (212) 986-6667

  Weight Watchers International, Inc.
  Ann Sardini
  (516) 390-1849

  Media:
  Brainerd Communicators, Inc.
  Jennifer Gery
  (212) 986-6667

For immediate release

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WEIGHT WATCHERS COMPLETES ACQUISITION OF FRANCHISES